Exhibit 99.1

Multi-Color Corporation Announces

Results for First Quarter of Fiscal 2009

CINCINNATI, OHIO, July 31, 2008 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the first quarter ended June 30, 2008, compared with the same period a year ago.

First quarter highlights included:

•

Net revenues increased 52% to $79.5 million from $52.3 million. The significant increase in revenues was due to the Collotype acquisition completed in February 2008, which generated $30.7 million in revenues for the quarter.

•	North American organic sales decreased 7% compared to the prior year due primarily to a reduction in orders from a major customer.

•

Gross profit increased 52% or $5.1 million. The increase in gross profit from Collotype was partially offset by the reduction in organic sales and start-up costs incurred in the Company’s new Batavia, Ohio facility during the quarter.

•	Selling, general and administrative expenses increased due to comparable expenses from Collotype.

•	Operating income increased 44% to $6.5 million from $4.5 million.

•	Interest expense increased $2.1 million due to increased debt incurred to finance the Collotype acquisition.

•	Net income from continuing operations of $2.8 million was flat compared to the prior year.

•	Earnings Per Share (EPS) from continuing operations decreased to 23 cents per diluted share from 28 cents due to lower organic earnings in North America.

•	The Company repaid $7.7 million or 6% of long term debt due to strong operating cash flows during the quarter.

•	The Company was awarded Miller Brewing’s Supplier of the Year for an unprecedented fourth time.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “As expected, our recently acquired international label business performed very well during the quarter. However, in spite of significant sales increases from most of our top ten customers, we experienced negative organic growth due to lower orders from our largest customer. In addition, continued start-up costs associated with our manufacturing expansion project had a negative impact during the quarter. In summary, these three factors contributed to our flat earnings year over year.”

Fiscal Year 2009 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on July 31, 2008 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-888-713-4217 (code 55685724) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on July 31, 2008 until midnight (ET) on August 7, 2008, by calling 1-888-286-8010 (code 62318039). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PBDEX4GJJ (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Sharonville, Ohio based Multi-Color Corporation provides leadership in Global Label Solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color has grown to support the world’s most prominent brands including leading producers of Health & Beauty, Food & Beverage, Personal Care, Automotive and Household Brands. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and has grown to become the world’s leading and most awarded pressure sensitive Wine & Spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the US, 5 in Australia and 1 in South Africa.

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended
	June 30, 2008	June 30, 2007
Revenues	$79,450	$52,275
Cost of Goods Sold	64,480	42,403

Gross Profit	14,970	9,872
Gross Margin	19%	19%
Selling, General & Administrative	8,453	5,340

Operating Income	6,517	4,532

Other (Income) Expense	(85)	(102)
Interest Expense	2,139	66

Income from Continuing Operations before Taxes	4,463	4,568
Provision for Taxes	1,626	1,708

Income from Continuing Operations	2,837	2,860
Income (Loss) from Discontinued Operations, Net of Tax	(143)	(53)

Net Income	$2,694	$2,807

Basic Earnings Per Share:
Income from Continuing Operations	$0.23	$0.29
Income (Loss) from Discontinued Operations	$(0.01)	$(0.01)

Basic Earnings Per Share	$0.22	$0.28

Diluted Earnings Per Share:
Income from Continuing Operations	$0.23	$0.28
Income (Loss) from Discontinued Operations	$(0.01)	$(0.01)

Diluted Earnings Per Share	$0.22	$0.27

Basic Shares Outstanding	12,111	9,990
Diluted Shares Outstanding	12,354	10,354

	Selected Balance Sheet Information
	(in 000’s) Unaudited
	June 30, 2008	March 31, 2008
Current Assets	$65,957	$72,228

Total Assets	$316,806	$314,080

Current Liabilities	$53,586	$53,711

Total Liabilities	$187,727	$194,142

Stockholders’ Equity	$129,079	$119,938

Total Debt	$125,056	$131,751

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108